Exhibit 5.1

September 12, 2007

The Board of Directors of Visa Inc.

P.O. Box 8999

San Francisco, California 94128-8999

Ladies and Gentlemen:

We have acted as counsel to Visa Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (a) the issuance by Visa International Transition LLC (“VI LLC”) of (i) an unspecified number of initial limited liability company shares (“LLC Shares”) in VI LLC, (ii) 119,100,481 Class AP LLC Shares in VI LLC, (iii) 36,749,698 Class CEMEA LLC Shares in VI LLC, (iv) 90,117,665 Class EU LLC Shares in VI LLC, (v) 80,137,915 Class LAC LLC Shares in VI LLC and (vi) 127,800,553 Class USA LLC Shares in VI LLC (the securities described in the foregoing clauses (i) – (vi), the “VI LLC Shares”) and (b) and the issuance by the Company of (i) 119,100,481 shares of Class AP Common Stock, par value $0.0001 per share (the “Class AP Common Stock”), (ii) 22,034,685 shares of Class Canada Common Stock, par value $0.0001 per share (the “Class Canada Common Stock”), (iii) 36,749,698 shares of Class CEMEA Common Stock, par value $0.0001 per share (the “Class CEMEA Common Stock”), (iv) 90,667,252 shares of Class EU Common Stock, par value $0.0001 per share (the “Class EU Common Stock”), (v) 80,137,915 shares of Class LAC Common Stock, par value $0.0001 per share (the “Class LAC Common Stock”), (vi) 557,982,489 shares of Class USA Common Stock, par value $0.0001 per share (the “Class USA Common Stock” and, collectively with the Class AP Common Stock, the Class Canada Common Stock, the Class CEMEA Common Stock, the Class EU Common Stock and the Class LAC Common Stock, the “Regional Common Stock”)), (vii) the shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”) to be issued upon conversion of the Class USA Common Stock and (viii) the shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”) to be issued upon the conversion of the Class AP Common Stock, the Class Canada Common Stock, the Class CEMEA Common Stock, the Class EU Common Stock and the Class LAC Common Stock (the Regional Common Stock, the Class B Common Stock and the Class C Common Stock, collectively, the “Company Stock” and, the Company Stock, together with the VI LLC Shares, the “Shares”).

The Shares will be issued pursuant to that certain Amended and Restated Global Restructuring Agreement, dated as of August 24, 2007 (the “Global Restructuring Agreement”), among the Company, VI LLC and the other parties thereto. Capitalized terms used and not otherwise defined herein shall have their respective meanings as defined in the Global Restructuring Agreement.

In connection herewith, we have examined:

(i) the Registration Statement;

(ii) forms of the Restated Visa Inc. Certificate of Incorporation and the Restated Visa Inc. By-Laws, each to be in effect on or after the Restructuring Closing Date;

(iii) the Certificate of Formation of VI LLC, the existing LLC Agreement of VI LLC and the form of the Restated LLC Agreement of VI LLC;

(iv) forms of the Visa International Certificate of Merger, the VI LLC Certificate of Merger, the Visa USA Certificate of Merger, the Visa Canada Articles of Amalgamation and the Inovant US Holdco Certificate of Merger, each to be filed with the applicable Governmental Authorities on or after the Restructuring Closing Date;

(v) resolutions of the board of directors of the Company, dated June 11, 2007 and August 24, 2007 and resolutions of the board of directors of VI LLC, dated June 11, 2007 and August 24, 2007;

(vi) forms of certificates representing the VI LLC Shares; and

(vii) forms of certificates representing the Company Stock, which have been filed with the Commission as exhibits to the Registration Statement.

We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein.

As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We have also assumed (i) that each Equity Member of Visa International will deliver to the Company a letter of transmittal acknowledging the cancellation of all of its Equity Membership Interest in Visa International in consideration for which VI LLC has agreed to issue to each such Equity Member LLC Shares representing its applicable portion of the Visa International Merger Consideration, (ii) that each member of VI LLC will deliver to the Company a letter of transmittal acknowledging the cancellation of all of its VI LLC Shares in consideration for which the Company has agreed to issue to each member its applicable portion of the VI LLC Merger Consideration, (iii) that each Equity Member of Visa USA will deliver to the Company a letter of transmittal acknowledging the cancellation of all of its Equity Membership Interest in Visa USA in consideration for which the Company has agreed to issue to each such Equity Member LLC Shares representing its applicable portion of the Visa USA Merger Consideration and (iv) that each member of Visa Canada will deliver to the Company a letter of transmittal surrendering to the Company all of its right, title and interest in all of its membership interest in Visa Canada in connection with the Visa Canada Amalgamation.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Shares and (i) upon the satisfaction or waiver of all conditions to the Restructuring Closing described in the Global Restructuring Agreement and the subsequent occurrence of the Restructuring Closing, all of the VI LLC Shares and all of the shares of Regional Common Stock will be validly issued, fully paid and nonassessable and (ii) upon the conversion of all of the shares of Regional Common Stock into shares of Class B Common Stock or Class C Common Stock, as applicable, in accordance with the Restated Visa Inc. Certificate of Incorporation, all of the shares of Class B Common Stock and Class C Common Stock shall be validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the General Corporation Law and the Limited Liability Company Act of the State of Delaware.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the captions “The Restructuring Transactions—Background to the Restructuring Transactions,” “United States Federal Income Tax Considerations” and “Legal Matters” in the Proxy Statement-Prospectus included in the Registration Statement.

Very truly yours,

/s/ WHITE & CASE LLP

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